CUSIP No.	739308104
AGREEMENT TO FILE JOINT SCHEDULE 13D
     Each of the undersigned, being a record owner or “beneficial owner” of the common stock of Power One, Inc. (“Common Stock”), hereby agrees to jointly file a Schedule 13D with respect to their respective holdings of the Common Stock and to include this agreement as an exhibit to such Schedule 13D.
     IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 16th day of February, 2010.

/s/ Todd Ferguson
Todd Ferguson, as attorney in fact for Jackson T. Stephens Trust No. One, Warren A. Stephens, Warren & Harriet Stephens Children’s Trust, Harriet C. Stephens Trust, Harriet C. Stephens, Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust, Laura Whitaker Stephens Trust, Douglas H. Martin, and Curtis F. Bradbury, Jr.